UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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INFINITY PROPERTY AND CASUALTY CORPORATION

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INFINITY PROPERTY AND CASUALTY CORPORATION

3700 Colonnade Parkway

Birmingham, Alabama 35243

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 20, 2008

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on May 20, 2008, in Birmingham, Alabama. At the meeting, you will hear a report on our operations and have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and provides information about the nominees to our Board of Directors.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you either to use the electronic voting system, if available to you through your broker, or to promptly complete and return your proxy form.

Samuel J. Simon
Secretary

Birmingham, Alabama

April 14, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF INFINITY PROPERTY AND CASUALTY CORPORATION

Date:	Tuesday, May 20, 2008

Time:	10:00 a.m., Central Time

Place:	Tutwiler Hotel 2021 Park Place North Birmingham, Alabama 35203

Purpose:	• Elect nine directors

• Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

• Approve the 2008 Performance Share Plan

• Conduct any other business that may properly be raised

Record Date:	April 4, 2008

Mailing Date:	Approximately April 14, 2008

General Information

Who may vote

Shareholders, as recorded in our stock register on April 4, 2008, may vote at the meeting. As of that date, we had 16,205,329 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Written Proxy. All shareholders can vote by completing and returning the attached proxy card.

Telephone and Internet Proxy. Some shareholders can also vote by touchtone telephone and/or the Internet. The use of electronic voting via the telephone or the Internet is dependent upon how a shareholder holds shares and, if held through a broker, each shareholder’s particular broker. Please follow the instructions provided on the proxy card if electronic voting is made available to you and if you wish to vote electronically. Please note that you may be unable to access electronic voting after 11:59 p.m., May 18, 2008.

Access to the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report to Shareholders

The Notice of Annual Meeting, Proxy Statement and 2007 Annual Report to Shareholders are available under the Investor Relations section of our website located at www.ipacc.com. The Annual Report on Form 10-K is also available under the Investor Relations section of our Web Site at www.ipacc.com. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (205) 803-8186 or by writing to: Infinity Property and Casualty Corporation, Attn: Investor Relations, 3700 Colonnade Parkway, Birmingham, AL 35243.

Street Name Holders. If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting on any or all matters.

If you sign and return the enclosed proxy card but do not specify how to vote, your shares will be voted in favor of our director candidates, in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm, and in favor of approving the 2008 Performance Share Plan. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may receive materials from them asking how you wish to vote.

Revoking a proxy

You may revoke your proxy before it is voted at the meeting by submitting a new proxy with a later date (or by recording a later telephone or Internet proxy), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at the address of our principal executive offices as listed on the front page of the proxy statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Abstentions and broker non-votes are considered present for purposes of determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Vote Tabulation

Votes will be tabulated and the results certified by or under the direction of an Inspector of Elections, who may be an employee of ours.

The nine director candidates who receive the greatest number of “for” votes will be elected to serve as directors on the Board. Broker non-votes and abstentions will not affect the results of the election.

Each of the proposals to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm and to approve the 2008 Performance Share Plan must have more votes cast “for” than “against” to be approved. Neither broker non-votes nor abstentions will be counted as votes cast.

Proxy Solicitation

Our Board is soliciting your proxy for use at the Annual Meeting of Shareholders and at any adjournment of the Annual Meeting of Shareholders. We will bear the costs of the proxy solicitation, including the reimbursement of banks and brokers for reasonable expenses of sending out our proxy materials to the beneficial owners of our common stock. We have engaged D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $9,000 plus out-of-pocket expenses. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person, by telephone, by facsimile and by e-mail.

Other Matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

Cumulative Voting

In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder so desires. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to our Corporate Secretary at the address as listed on the first page of this proxy statement not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

Item 1:	Election of Directors

Our Amended and Restated Articles of Incorporation provide that the Board of Directors consists of one class of directors with a term ending at each annual meeting of shareholders. The Board of Directors has established that the size of the Board shall be nine directors. On February 26, 2008, Gregory G. Joseph, Lead Director, notified the Nominating and Corporate Governance Committee that he would not stand for re-election at the 2008 Annual Meeting of Shareholders. As such, the independent directors will elect a new Lead Director following the conclusion of the 2008 Annual Meeting of Shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated William Stancil Starnes for election and Jorge G. Castro, James R. Gober, Harold E. Layman, Drayton Nabers, Jr., Samuel J. Simon, Roger Smith, Gregory C. Thomas and Samuel J. Weinhoff for re-election to the Board of Directors.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the 2008 Annual Meeting of Shareholders will be elected to hold office until the expiration of each elected director’s term at the next Annual Meeting of Shareholders.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Nominee	Business Experience
JORGE G. CASTRO Age 50

Elected Director in August 2003; Currently serving as Chief Executive Officer for Lombardia Capital Partners since 2003; Served as Chief Executive and Chief Investment Officer of CIC/HCM Asset Management from 1989 to 2003.

JAMES R. GOBER Age 56

Chief Executive Officer, President and Director since 2002; Elected Chairman of the Board in December 2003; Served in various executive roles within each of Infinity’s insurance company subsidiaries since 1991.

HAROLD E. LAYMAN Age 61

Elected Director in August 2003; Currently serving on the Board of Directors of Blount International, Inc., GrafTech International, Ltd. and Grant Prideco, Inc. and as the Chairman of the Grant Prideco, Inc. Audit Committee; Served as President and Chief Executive Officer of Blount International, Inc. until 2002.

Nominee	Business Experience
DRAYTON NABERS, JR. Age 67

Elected Director in May 2007; Currently serving as an attorney with Maynard, Cooper & Gale, P.C. and on the Board of Directors of ProAssurance Corporation; Served as the Chief Justice of the Alabama Supreme Court from 2004 to 2007, the Director of Finance for the State of Alabama from 2003 to 2004 and the Chairman of the Board of Directors of Protective Life Corporation until 2002.

SAMUEL J. SIMON Age 51

General Counsel and Secretary since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various legal and executive capacities with Infinity’s former parent company, American Financial Group, Inc. (“AFG”), since 1986.

ROGER SMITH Age 47

Chief Financial Officer and Treasurer since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various executive capacities with Great American Insurance Company, a wholly-owned subsidiary of AFG, since 1987.

WILLIAM STANCIL STARNES Age 59

Nominated to serve as a Director in 2008; Currently serving as Chief Executive Officer of ProAssurance Corporation since 2007 and on the Board of Directors of ProAssurance Corporation; Served as President of Administration and Planning for Brasfield & Gorrie from 2006-2007 and as Senior Partner at the law firm of Starnes & Atchison LLP prior to 2006.

GREGORY C. THOMAS Age 60	Elected Director in February 2003; Currently retired after serving until 1996 as Chief Financial Officer and Executive Vice President of Citicasters, Inc. and its predecessor public company.

SAMUEL J. WEINHOFF Age 57

Elected Director in May 2004; Currently serving as an insurance industry consultant and on the Board of Directors of Allied World Assurance Company Holdings, Ltd. and Inter-Atlantic Financial, Inc.; Served as Managing Director and Head of Schroders & Co.’s U. S. Financial Institutions Group, Investment Banking from 1997 through 2000 and Managing Director at Lehman Brothers from 1985 to 1997.

Board of Directors and Committees of the Board of Directors

General

Infinity is an Ohio corporation and, therefore, governed by the corporate laws of Ohio. Because our stock is publicly traded on the Nasdaq Global Select Market and we file reports with the Securities and Exchange Commission, we are also subject to Nasdaq rules as well as various provisions of federal securities laws.

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Infinity on your behalf. It reviews Infinity’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends and major capital and financing initiatives.

During 2007, the full Board of Directors met on four occasions. During 2007, each director attended all meetings held by the Board of Directors and all meetings held by committees of the Board on which such director served.

Our policy is to require director attendance at annual meetings of shareholders. All directors attended the 2007 Annual Meeting of Shareholders.

The committees of the Board of Directors are the Audit, Compensation, Nominating and Corporate Governance and Executive Committees. The charters of each committee can be found on the Company’s website at www.ipacc.com. The Board of Directors adopted a Code of Ethics, which is available on our website at www.ipacc.com, and which applies to all directors, executive officers and employees of the Company. A copy of the Code of Ethics will also be provided without charge upon written request sent to our Corporate Secretary at the address shown on the cover page of this proxy statement. To the extent permitted by Nasdaq Marketplace Rule 4350(n), any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment. Any amendments to or waivers from the Code of Ethics may be disclosed on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure.

The Board of Directors has adopted a process to facilitate written communications by shareholders to the Board of Directors. Shareholders who wish to write to the Board of Directors or a specified director or committee of the Board should send correspondence to the Corporate Secretary at 3700 Colonnade Parkway, Birmingham, Alabama 35243. All communications received from shareholders are screened by the Corporate Secretary and, other than trivial or obscene items, are forwarded to the full Board of Directors, or to a specific Board member or committee if designated by the shareholder. Trivial items will be delivered to the Board at the next scheduled Board meeting. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

In 2007, each Board member of Infinity who was not an employee of the Company (the “Non-Employee Directors”), received an annual retainer of $80,000 per year for serving as a director and as a member of one or more committees of the Board. Pursuant to the Non-Employee Directors’ Stock Ownership Plan approved at the 2005 Annual Meeting, $50,000 of the annual retainer for 2007 was paid in the form of restricted stock. The Lead Director and Audit Committee Chairman receive an additional $15,000 annual retainer, and chairmen of all other committees receive an additional $5,000 annual retainer. Non-Employee Directors also receive $1,500 for each Board or committee meeting attended. Directors who are employees of Infinity are not separately compensated for serving as directors.

The Non-Employee Directors’ Stock Ownership Plan requires that each Non-Employee Director beneficially own, not later than three years after receiving his or her first annual restricted stock award, $90,000 of common stock or three times the then-current cash portion of the annual Board retainer, whichever is less.

The independent directors re-appointed Gregory G. Joseph as the Lead Director on May 20, 2007 to preside at meetings of Non-Employee Directors. The independent members met three times in 2007 without the presence of management directors.

The directors have organized themselves into the Nominating and Corporate Governance Committee, Executive Committee, Compensation Committee and Audit Committee. With the exception of the Executive Committee, each of these committees is composed exclusively of Non-Employee Directors that meet the relevant independence requirements established by the Nasdaq Global Select Market, the Sarbanes-Oxley Act and Securities and Exchange Commission Rule 10A-3 that apply to their particular assignments. The Board of Directors has determined that all nominees for election, with the exception of Messrs. Gober, Smith and Simon, meet the independence standards of Nasdaq Marketplace Rule 4200(a)(15).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during 2007 and consists of Gregory G. Joseph (Chairman), Jorge G. Castro, Harold E. Layman and Drayton Nabers, Jr.

The Board of Directors has established a Nominating and Corporate Governance Committee Charter for the Nominating and Corporate Governance Committee, which is available on our website at www.ipacc.com and reviewed annually by the Nominating and Corporate Governance Committee. Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the composition, function and needs of the Board and reviewing, evaluating and developing corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	lead all performance evaluations of the Board or of any Board committee;

•	recommend nominees to the Board for the next annual meeting of shareholders;

•	review the structure of the Board and its committees;

•	consider matters of corporate governance and establish and review corporate governance principles implemented by the Board;

•	consider issues involving related party transactions with directors and members of senior management; and

•	review and establish all matters pertaining to compensation, fees and retainers paid to directors.

Directors, members of management, shareholders, or industry or professional organizations may suggest nominees. The Nominating and Corporate Governance Committee is also able to use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

In identifying and considering candidates for nomination to our Board, whether recommended by officers, directors, shareholders or others the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee Charter, quality of experience, the needs of Infinity and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee also evaluates the ability of a nominee to devote the time and attention necessary to fulfill his or her responsibilities. Shareholders desiring to submit recommendations for nominations by the Nominating and Corporate Governance Committee to the Board of Directors should direct them to the Corporate Secretary at the address shown on the cover page of this proxy statement.

With the announced departure of Mr. Joseph from the Board, Mr. Nabers recommended that the Nominating and Corporate Governance Committee consider William Stancil Starnes as a potential candidate for the Board. After considering a slate of potential nominees, the Nominating and Corporate Governance Committee recommended at its February 26, 2008 meeting that the Board of Directors nominate the current directors (with the exception of Mr. Joseph) for re-election and Mr. Starnes for election as directors.

Executive Committee

Our Executive Committee met twice in 2007. It is composed of James R. Gober (Chairman), Gregory G. Joseph, Drayton Nabers, Jr., and Samuel J. Weinhoff. This Committee has the authority to exercise the power and authority of the Board of Directors between meetings of the Board of Directors, subject to any limitation or limitations imposed by law, the Articles of Incorporation, the Code of Regulations or any resolution of our Board.

Compensation Committee

Compensation Committee Interlocks and Insider Participation

Messrs. Castro, Joseph, Layman and Thomas served as members of the Company’s Compensation Committee during 2007. There are no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Program

Our Compensation Committee of the Company’s Board of Directors is responsible for establishing the Company’s executive compensation philosophy and the level of compensation of the Company’s executive officers, which include James R. Gober, Chairman, Chief Executive Officer and President; Roger Smith, Executive Vice President, Chief Financial Officer and Treasurer; and Samuel J. Simon, Executive Vice President, General Counsel and Secretary (referred to as the “Executive Officers”). Our Compensation Committee also establishes the nature of and levels of all long-term compensation arrangements for key executives of Infinity. Mr. Gober is responsible for establishing the salary and annual incentive compensation for Glen N. Godwin, Regional President, and Scott C. Pitrone, Regional President, and prior to August 31, 2007, the compensation packages for John R. Miner and Joseph A. Pietrangelo, both former Regional Presidents (Messrs. Godwin, Miner, Pietrangelo and Pitrone, along with the Executive Officers, comprise the Company’s Named Executive Officers and are referred to as the “NEOs”). The employment of both Messrs. Miner and Pietrangelo terminated as of August 31, 2007. The Regional Presidents are not officers of Infinity Property and Casualty Corporation but serve as officers of various operating subsidiaries of the Company.

Our Board of Directors has established a Compensation Committee Charter for our Compensation Committee, which is available on our website at www.ipacc.com and reviewed annually by our Compensation Committee.

Compensation Philosophy and Objectives

Since the Company’s initial public offering of common stock (the “IPO”) in February 2003, and particularly with the sale by American Financial Group, Inc. of its 38% remaining stake in the Company in December 2003, our Compensation Committee has focused on the dual objectives of retaining executives while motivating them primarily through cash based incentive plans of both short and long-term duration and stock option awards. Our Compensation Committee believes that compensation should be designed with sufficient base compensation to be competitive in the market and to avoid excessive turnover, while also containing a sufficient “at-risk” component so that NEOs will have an incentive to perform at or above expectations. This philosophy continues today, but with a shift away from long-term compensation awards in cash or stock options towards restricted stock and performance share awards, as discussed below.

Our Compensation Committee and management believe incentive compensation should include both a short and a long-term component. However, our Compensation Committee has not formulated any particular benchmark with respect to the percentage of compensation that should come from each particular component. While our Compensation Committee does consider how compensation it pays to our executives compares to compensation paid to executives at a peer group of companies, it does not limit its assessment of the adequacy of its executive pay levels to whether executive compensation equals a specific percentile within the Company’s peer group. Instead, our Committee and Mr. Gober consider a number of factors when establishing or recommending overall compensation for key executives. These factors include, but are not limited to: (i) the extent to which corporate financial performance objectives have been met, (ii) the scope of an individual’s responsibility and ability to influence the Company’s results and strategic initiatives, (iii) financial performance over a sustained period of time, (iv) the alignment of the interests of management with our Company’s shareholders, (v) the compensation levels and practices of peer group companies, and (vi) the level of an individual’s experience, past performance and future potential. It is also our Compensation Committee’s view that when considering compensation programs for employees, those occupying the highest positions of authority and responsibility should have a larger portion of their compensation tied to longer-term performance and be linked more closely to the performance of the Company’s common stock.

Since the IPO, our Compensation Committee has approved annual incentive plans for the Executive Officers. In 2005, our Compensation Committee also adopted a cash-based long-term incentive compensation plan that expired on December 31, 2007. Our Compensation Committee believes the Company’s operational performance is guided by two primary factors: combined ratio and growth in written premiums, and that management needs to balance both factors to obtain optimal results. Therefore, the annual and long-term incentive compensation plans for the Executive Officers, as well as the remaining NEOs, contain performance goals based on combined ratios and growth in written premiums (each measured individually) or upon a combination of these two factors. Additionally, our Compensation Committee believes that return on capital is an important measure of the financial performance of the Company, as a whole, as well as a significant performance measure for shareholders. As such, the annual incentive compensation plans for the Executive Officers have historically contained a significant earnings per share component based on a target designed to generate a particular return on capital. On February 5, 2008, our Compensation Committee, through its approval of the 2008 annual incentive plan for the Executive Officers, determined that it was more appropriate to base such incentive compensation on operating return on average invested capital, excluding excess capital, in lieu of operating earnings per share (defined herein) to better reflect the impact of management in return on capital performance. Growth in gross written premiums and accident year combined ratio will continue to be components of the Executive Officers’ annual incentive compensation.

Principal Guides and Benchmarks Used for Setting Executive Compensation

Prior to fiscal year 2007, our Compensation Committee had historically reviewed (without the involvement of compensation consultants) the compensation offered by the Company’s peer group and its competitors, as well as the Company’s recent performance vis-à-vis its competitors in determining the appropriate level and form of compensation for the Executive Officers. Consistent with the philosophy that substantial compensation for the Executive Officers should be performance based or “at risk,” base salaries for Messrs. Gober and Simon have been maintained at substantially the same levels established at the IPO, while Mr. Smith’s base compensation was adjusted to its current level in 2005. For the last three years, our Compensation Committee has reviewed “tally sheets” prepared by management showing each Executive Officer’s taxable compensation for the most recent fiscal year and for the prior fiscal year. Additionally, our Compensation Committee has considered the recommendations of Mr. Gober in establishing compensation packages for the other Executive Officers and in evaluating the talent, skill, and the potential for further career advancement and management succession plans of the NEOs.

For the 2007 fiscal year, our Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to advise it regarding compensation decisions for the Executive Officers, in selecting a peer group of companies from which to conduct competitive pay, financial performance, pay-for-performance and pay mix analysis, in developing a long-term incentive compensation program for the Executive Officers and other NEOs, in reviewing Non-Employee Director compensation, and to more broadly advise our Compensation Committee in formulating a more comprehensive compensation philosophy. In selecting a compensation-consulting firm, our Compensation Committee sought proposals from three compensation-consulting firms. At its December 2006 meeting, our Compensation Committee heard proposals from each of these consulting firms and, after discussing the strengths and weaknesses of each firm, decided to retain PM&P. PM&P does not currently and has not previously conducted any business directly with the Company.

In order to obtain insight into the Company’s business model, its compensation philosophy and its historical compensation practices, PM&P met with each member of our Compensation Committee and each Executive Officer. At our Compensation Committee’s February 26, 2007 meeting, PM&P presented its analysis and recommendations, including that our Compensation Committee determine (i) the percentile to which it wishes to peg executive compensation, (ii) the ratio of performance based compensation to fixed compensation, and (iii) the ratio of cash compensation to equity compensation. These recommendations were extensively discussed amongst the members of our Compensation Committee, although our Committee did not elect to establish a benchmark with regard to the appropriate proportions of equity compensation and cash-based compensation or the appropriate proportions of incentive and non-incentive compensation.

In assessing overall compensation levels and practices, PM&P recommended, and our Compensation Committee concurred, that executive pay be analyzed against the following peer group:

21st Century Insurance Group

Alfa Corporation

Argonaut Group, Inc.

Bristol West Holdings, Inc.

The Commerce Group, Inc.

Erie Indemnity Company

Ohio Casualty Corporation

Philadelphia Consolidated Holding Corp.

ProAssurance Corporation

RLI Corp.

Safeco Corporation

Safety Insurance Group, Inc.

Selective Insurance Group, Inc.

State Auto Financial Corporation

United Fire & Casualty Company

Zenith National Insurance Corp.

This peer group consisted of property and casualty insurance companies with revenues between $500 million to $2 billion and without significant executive ownership, recent financial problems or significant non-insurance business operations. Although Safeco Corporation does not fall within these parameters, primarily due to its size, it was added to the peer group due to its strong market presence.

PM&P examined the compensation data furnished in the proxy statements of the Company’s peer group along with data compiled in compensation surveys. PM&P noted the difficulty in obtaining comparative compensation data for Mr. Simon due to the breadth of his responsibilities beyond his function as the Company’s chief legal officer. PM&P also noted that it was difficult to get an “apples to apples” comparison of the compensation for the Regional Presidents, as the authority and responsibility of such an executive varies considerably from company to company below the Chief Operating Officer level. PM&P advised that it was appropriate for our Compensation Committee to target pay levels at the market median.

Our Compensation Committee requested that PM&P review the compensation packages, including the total compensation and the individual long-term incentive and equity compensation components, for each of the current NEOs. Specifically, PM&P’s objectives were to (i) develop a performance-based long-term incentive plan to align executive and shareholder interests, (ii) create a retention incentive for the NEOs and (iii) enhance the ability of the NEOs to meet the requirements of the share ownership guidelines. Our Compensation Committee noted that it was satisfied with the structure of the Company’s annual incentive plans. PM&P met with Mr. Gober to discuss the Company’s compensation philosophy and review the details of the Company’s existing compensation plans, and in June 2007 PM&P presented its findings to our Compensation Committee. The performance and retention incentives along with the share ownership guidelines are discussed in more detail below.

2007 Executive Compensation Components

Because our Compensation Committee has been satisfied with the historical performance results achieved under this overall compensation philosophy and design and that, for most of the compensation elements, the Company is contractually obligated to provide certain minimum levels of compensation to the NEOs, our Compensation Committee chose to continue compensating the NEOs through each of the following compensation elements.

Salary

Minimum salary and annual incentive targets for each of the NEOs are established pursuant to existing employment contracts. Except for an increase in Mr. Godwin’s salary, there were no salary increases for the NEOs in 2007. This increase was provided to align him more closely with the competitive market.

Annual Performance Incentive Plan

Our Compensation Committee has structured the annual incentive plan on the attainment of certain performance goals based on three performance measures: earnings per share, combined operating ratio and growth in gross written premiums. Under the 2007 Executive Bonus Plan, in which the Executive Officers are the only participants, Mr. Gober had the opportunity to receive up to a maximum of 200% of his contractual annual base salary, with a target of 100% of his contractual annual base salary, and Messrs. Simon and Smith had the opportunity to receive up to a maximum of 120% of their contractual annual base salary, with a target of 60% of their contractual annual base salary. Under the 2007 formula for the Executive Bonus Plan, the weight assigned to each of the three performance measures was as follows: 50%—earnings per share, 25%—combined operating ratio, and 25%—growth in gross written premiums. Each Executive Officer was subject to the same performance objectives for each of these three components. The performance targets under the 2007 Executive Bonus Plan were as follows:

Operating Earnings Per Share (50% weighting)

Target	Percentage Payout
$4.30	200%
$4.00	150%
$3.55	100%
$2.70	0%

Actual 2007 Operating Earnings Per Share = $4.06 (equals a Percentage Payout of 160.0% or a payout equal to 80.0% of the annual incentive target)

“Operating Earnings Per Share”—excludes after-tax realized gains/losses from reported GAAP diluted earnings per share.

Accident Year Combined Ratio (25% weighting)

Target	Percentage Payout
92.0% or below	200%
93.0%	150%
94.0%	100%
96.5% or above	0%

Actual 2007 Accident Year Combined Ratio = 95.1% (equals a Percentage Payout of 56.0% or a payout equal to 14.0% of the annual incentive target)

“Accident Year Combined Ratio”—means the statutory combined ratio less favorable/unfavorable development on prior accident period loss and loss adjustment expense reserves plus GAAP agents’ balances and premium receivables charged off.

Growth in Gross Written Premiums (25% weighting)

Target	Percentage Payout
15.0% or above	200%
10.0%	150%
5.0%	100%
0.0% or below	0%

Actual 2007 Growth in Gross Written Premiums = 3.30% (equals a Percentage Payout of 66.0% or a payout equal to 16.5% of the annual incentive target)

Straight-line interpolation was used to determine the Executive Officers’ payouts for those performance results that fell between the designated performance targets.

On February 5, 2008, the incentive compensation for each of Messrs. Gober, Smith and Simon was determined by our Compensation Committee to be: $717,750; $234,900; and $313,200, respectively. Our Compensation Committee has established a policy that any incentive payments made to the NEOs based upon earnings releases or financial statements that are later revised or restated should be adjusted to account for the revised results. As a result, the incentive compensation for Messrs. Gober, Smith and Simon was revised to: $607,750; $198,900; and $265,200, respectively, due to an adverse litigation settlement impacting earnings per share for 2007. As such, each Executive Officer’s payout under the 2007 Executive Bonus Plan was at 110.5% of each Executive Officer’s target amount.

The remaining NEOs participate in annual cash incentive plans established by Mr. Gober. These plans provide incentives to employees for reaching certain performance goals consisting of a combination of Accident Year Combined Ratio and growth in net written premiums. Performance goals for these executives are measured by corporate-wide performance as well as performance within a Regional President’s particular geographic region. In 2007 the annual incentive target for Mr. Miner was $250,000, and the annual incentive target for Messrs. Godwin, Pietrangelo and Pitrone was $150,000, with maximum payout potential of 205%. In 2007, the annual incentive components for Mr. Miner were as follows: 40% based on corporate-wide attainment of a combination of Accident Year Combined Ratio and growth in net written premium goals and 60% based on attainment of a combination of Accident Year Combined Ratio and growth in net written premium goals within his region. The annual incentive components for Messrs. Godwin, Pietrangelo and Pitrone were as follows: 25% based on corporate-wide attainment of a combination of Accident Year Combined Ratio and growth in net written premium goals and 75% based on attainment of a combination of Accident Year Combined Ratio and growth in net written premium goals within the individual NEO’s region. Due to additional company-wide responsibilities, Mr. Miner’s annual incentive was more heavily weighted towards corporate-wide performance than the annual incentive of the other Regional Presidents. On February 5, 2008, the incentive compensation for Messrs. Godwin and Pitrone was determined to be $264,938 and $34,313, respectively, of which $198,704 and $25,735 is payable in the first quarter of 2008 with the remainder payable during the first quarter of 2009 and subject to upward or downward adjustment based on favorable or unfavorable development of the 2007 Accident Year Combined Ratio during the 2008 calendar year. These annual incentive payouts were the result of corporate-wide performance at 91.5% of the incentive target and regional performance at 205.0% of the incentive target for Mr. Godwin and at 0% of the incentive target for Mr. Pitrone. Messrs. Miner and Pietrangelo received severance payments in lieu of any incentive compensation payments for fiscal year 2007.

Prior to 2007, the Company’s Summary Compensation Tables reported annual incentives paid to the NEOs during the year, as opposed to reporting the incentive payments to be made to the NEOs based upon the

Company’s performance for that particular year. For instance, in the 2006 proxy statement, the Company reported annual incentives paid to the NEOs during 2005, 2004 and 2003 were based upon the Company’s performance in 2004, 2003 and 2002, respectively. Beginning with last year’s proxy statement, the Company reports the annual incentive due to the NEOs based upon performance for the particular year shown, whether or not paid in that year, under the column entitled “Non-Equity Incentive Plan Compensation.” As a result of this change in reporting practice, certain incentive payments made during 2006 and based upon prior years’ performance were not reported in the Summary Compensation Tables contained in the 2006 proxy statement and do not appear in the following Summary Compensation Tables. These amounts for Messrs. Gober, Smith, Miner, Simon and Godwin were as follows: $723,800, $197,400, $300,756, $263,200, and $118,935, respectively.

Annual Profit Sharing Plan

In December 2007, as had been the practice in prior profitable years for the Company and before its IPO for certain of its operating companies, Mr. Gober approved a discretionary annual profit sharing bonus equivalent to the greater of one-week’s pay or $900 for all full-time employees that had been employed with the Company since January 1, 2007. Mr. Gober excluded himself from participating in this bonus payment. The other NEOs, excluding Messrs. Miner and Pietrangelo whose employment had previously terminated, all received the annual profit sharing bonus.

Long-Term Incentive Plans

In 2005 the Compensation Committee adopted the 2005 Long-Term Incentive Compensation Plan (the “2005 LTIC”). Payouts under the 2005 LTIC were based upon attainment of pre-established combined ratio and growth in gross written premium objectives. Prior to the adoption of the 2005 LTIC, our Compensation Committee, along with the Company, had determined that it would be in the Company’s best interest to discontinue the practice of granting stock options as part of its long-term compensation philosophy. As such, our Compensation Committee adopted the 2005 LTIC to replace the long-term compensation previously offered through stock option grants. Our Compensation Committee believed that long-term incentive plans rewarding management for attainment of sustained operational excellence were preferable to stock options, whose value could fluctuate, for better or worse, due to investor preferences, trends within the overall insurance industry, macroeconomic conditions, and other factors over which management is generally unable to exert significant influence.

The three-year 2005 LTIC performance period ended on December 31, 2007. Participants received 75% of their payout in the first quarter of 2008, and will receive the remaining 25% of their payout in 2009, subject to increase or decrease for development of accident years 2005 through 2007 during 2008. Performance goals and actual outcomes for the 2005 LTIC were as follows:

Performance Measure	Target	Maximum	Actual
Base Case Combined Ratio with Write-Offs	94.0%	91.0%	92.6%
Base Case in Gross Written Premium Growth	7.5%	15.0%	2.8%

The payout for achieving maximum performance was 200% of target. Interpolation was used to determine payments for performance results that fell between the points on the 2005 LTIC matrix with potential payments ranging from 0% to 200% of target.

During 2007, the only compensation paid to any NEOs under any long-term incentive compensation plan, excluding severance payments, was installment payments made on a long-term incentive compensation plan established prior to the Company’s IPO. Messrs. Gober, Godwin and Pitrone were the only NEOs to receive compensation under this plan. The plan measured performance of seven of the Company’s insurance companies organized into two separate performance groups for the years 2000 through 2004. The final installment under this plan was paid in the first quarter of 2007 and is included in the Non-Equity Incentive Plan column of the Summary Compensation Tables.

As noted above, our Compensation Committee believes a meaningful portion of an NEO’s overall compensation should be equity-based. Additionally, PM&P recommended that our Compensation Committee institute a performance share plan to

(i)	motivate the NEOs through a long-term incentive compensation plan (particularly as the Company’s 2005 LTIC was to terminate on December 31, 2007), and

(ii)	facilitate increased ownership of the Company’s stock by its NEOs.

Both of these goals would serve to better align the interests of the NEOs with shareholders.

To further these objectives, our Board of Directors, upon the recommendation of our Compensation Committee, approved the 2008 Performance Share Plan. Our Compensation Committee believes the 2008 Performance Share Plan will provide the NEOs with appropriate performance incentives while further aligning the NEOs’ interest with those of long-term shareholders, because the payouts under the 2008 Performance Share Plan will be made in Company stock. On February 5, 2008, our Compensation Committee approved an award of 11,072 performance share units to Mr. Gober and awards of 9,965 performance share units to each of Messrs. Smith, Simon, Godwin and Pitrone. At the conclusion of the three-year performance cycle, which begins on January 1, 2008 and ends on December 31, 2010, each performance share unit will convert to between 0 to 3 shares of common stock depending on the performance results. For more information on the 2008 Performance Share Plan, please refer to ITEM 3: Approval of the 2008 Performance Share Plan and Appendix A contained herein.

PM&P also concluded that, over the past several years, the Company’s long-term incentive compensation had been below the median as compared to its peer companies. As a result, PM&P also recommended our Compensation Committee grant the NEOs restricted stock subject to a four-year cliff vesting provision as a means to create a retention incentive for the NEOs. PM&P recommended that the equity grants be weighted so that 30% of the expected equity compensation would be in the form of restricted stock and 70% of expected equity compensation would be in the form of performance shares. On July 31, 2007, our Compensation Committee approved restricted stock grants to Messrs. Gober, Smith, Simon, Godwin and Pitrone with 15,510 shares granted to Mr. Gober and 14,181 shares granted to each of the other NEOs.

At the request of Mr. Gober, PM&P presented the proposed equity grants to our Compensation Committee using two different compensation philosophies, labeled hierarchical and egalitarian.

•

Under the hierarchical philosophy, PM&P proposed granting restricted stock and performance shares under a traditional hierarchical distribution, whereby the Chief Executive Officer would receive an award 2.5 to 3 times larger than the grants to the other NEOs, based on typical competitive market outcomes.

•	Under the egalitarian philosophy, which was advocated by Mr. Gober, the CEO would receive an equity award that is the same size as the grant to the other NEOs.

Mr. Gober expressed to our Compensation Committee his belief that a company functions best when senior management embraces a team oriented approach to making business decisions, as is the practice at Infinity, and as such, the awards to each NEO should not vary considerably, if at all. Our Compensation Committee ultimately concluded that the Chief Executive Officer’s grant should be larger than the grant to the other NEOs, but in keeping with Mr. Gober’s wishes, decided to limit Mr. Gober’s equity grant to 110% of the size of the equity grants to the other NEOs.

Executive Share Ownership Guidelines

To further align the interests of management with the Company’s long-term shareholders, the Board of Directors adopted stock ownership guidelines in July 2006. At its February 26, 2008 meeting, the Nominating and Corporate Governance Committee, upon the consideration of PM&P’s recommendation, elected to amend the executive stock ownership guidelines. The amended stock ownership guidelines stipulate that the Chief Executive Officer should own Company stock equal to three (3) times his or her salary and that each Executive Vice President and each Regional President should own Company stock equal to two (2) times his or her salary. Each officer subject to the stock ownership guidelines is required to retain 100% of the after-tax equity received by such officer through the vesting, on or after January 1, 2008, of any performance share or restricted stock grant, until such officer has satisfied his or her minimum stock ownership requirement. Determination of the share value and base salary shall be based on the market value of the shares and the executive’s base salary on the preceding trading day ahead of any proposed sale or relinquishment of shares by the executive. In the event of economic hardship, our Compensation Committee may temporarily waive (or in the case of any Executive Vice President or Regional President, our CEO may waive) compliance with the restriction on the sale of Company stock by an officer prior to such officer’s satisfaction of the minimum stock ownership requirements. Equity in vested but non-exercised stock options and vested restricted shares shall be counted toward satisfying the stock ownership requirements.

Wealth Accumulation

Our Compensation Committee does not review “wealth accumulation” by an executive resulting from prior equity grants or incentive compensation awards when evaluating equity based awards or other incentive based compensation awards. Specifically, our Compensation Committee believes that:

•

An executive should continue to have a significant amount of his or her future compensation “at risk” and contingent upon the executive’s future performance. Reducing an executive’s potential future compensation to offset compensation received from earlier grants would frustrate this objective.

•

If an executive is well compensated as a result of increases in the Company’s stock price and/or better than expected performance results, then the Company’s shareholders have received a positive return from this compensation arrangement. Therefore, reducing an executive’s potential future compensation as a result of this prior success would essentially be punishing the executive for his or her prior success.

•

Reducing an executive’s potential future compensation as a result of prior wealth accumulation would make it more difficult for the Company to retain the services of that executive, who, as reflected by the compensation received from prior grants, is likely to be viewed by other companies as successful and an attractive executive candidate.

401(k) and Other Retirement Plans

The Company matches employee contributions to the 401(k) plan on a dollar-for-dollar basis on the first 3% of a participant’s contributions. NEOs are eligible to receive this benefit. Additionally, the Company has historically made discretionary contributions to the 401(k) plan. In 2007, this discretionary contribution was equal to 2.5% of an employee’s eligible earnings. The Company made this discretionary contribution during the first quarter of 2008. The Internal Revenue Code limits employer matching and discretionary contributions in 401(k) plans to the first $225,000 of an employee’s annual compensation. The Company maintains a Supplemental Executive Retirement Plan (“SERP”) in which employees, including the NEOs, that earn in excess of $225,000 may participate and into which the Company provides discretionary contributions in excess of the statutory limit. The Company also maintains a deferred compensation plan (the “DCP”) in which eligible participants, including the NEOs, may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any incentive payment other than a long-term incentive compensation payment. The Company does not have a defined benefit retirement plan for its employees, including its NEOs.

Perquisites

It is the Company’s philosophy to limit the type and amount of perquisites that it provides its executives, including its NEOs. As disclosed in the Summary Compensation Tables, Messrs. Gober and Godwin received a personal automobile allowance, and Messrs. Gober, Smith and Godwin received automobile and homeowners insurance premiums. Prior to the IPO, Messrs. Gober, Smith and Godwin had received these perquisites. So as not to reduce the level of benefits provided to these executives, the Company has continued to provide these perquisites to these executives.

Impact of Tax Regulations

Our Compensation Committee does consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, when considering compensation awards. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the Company’s other “covered employees,” as defined in Section 162(m), except for compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. It is the policy of our Compensation Committee to periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. The Company believes that all executive compensation paid in 2007 satisfied the requirements for deductibility under Section 162(m). However, our Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Severance

On August 31, 2007, the Company terminated its employment of Messrs. Miner and Pietrangelo. Pursuant to the terms of each executive’s employment agreement, each executive received a lump sum payment equal to the officer’s

•	current annual base salary,

•	earned but unpaid annual cash bonus based upon 2006 performance,

•	target bonus amount for 2007 under the annual cash bonus plan, pro rated by the number of days employed during 2007,

•	one times the target bonus amount for 2007 under the annual cash bonus plan,

•	accrued but unused vacation time, and

•	base case target amount under the 2005 Long-Term Incentive Plan.

Additionally, as provided under their employment agreements, Messrs. Miner and Pietrangelo also received

•	a payment in lieu of the Company’s 401(k) discretionary contribution and contribution to the Supplemental Executive Retirement Plan,

•	immediate vesting of all unvested stock options,

•	twelve months of life insurance coverage, and

•	adjustment to their COBRA premiums for medical and/or dental insurance for twelve months to what each officer would have paid if he was an active employee.

Pursuant to the terms of all of the Company’s employment agreements with its NEOs, both Messrs. Miner and Pietrangelo were required to enter into settlement and general release agreements with the Company prior to receipt of any severance benefits provided under the officer’s employment agreement. The employment agreements for Messrs. Miner and Pietrangelo each contained a “non-competition” clause that restricted the officer’s ability to, directly or indirectly, work for or with, consult for or invest in a competitor of the Company for a period of twelve months following the officer’s termination of employment. After determining that it would not be detrimental to the Company and in the interest of fairness to Messrs. Miner and Pietrangelo, the Company elected to relinquish its rights under this clause as part of the terms of the settlement and general release agreements entered into with each of these officers.

Employment Contracts / Change-in-Control Arrangements

The Company has employment agreements with the Messrs. Simon, Smith, Pitrone, and Godwin that expire on July 31, 2010, while Mr. Gober’s agreement expires on December 31, 2009. During the course of its compensation review, PM&P recommended the Company extend the duration of the employment agreements with its NEOs. On July 31, 2007, the six independent members of the Board of Directors approved these new employment agreements. The employment agreements contain a “double trigger” for payment of severance benefits upon a change-in-control (meaning that an executive is entitled to severance benefits only upon the occurrence of both a change-in-control and termination of employment, as defined in the agreements). Our Board of Directors believes that such an arrangement is beneficial to the Company, as some employment agreements provide for severance benefits solely upon a change-in-control. Messrs. Simon, Smith, Pitrone, and Godwin’s agreements also give the Company the option to extend the term of each agreement for a period of one year from its expiration. The agreements provide for a base salary of at least $558,800 for Mr. Gober, $406,400 for Mr. Simon, $304,799 for Mr. Smith, $237,806 for Mr. Godwin and $220,000 for Mr. Pitrone, and an annual incentive opportunity for each NEO. Pursuant to the employment agreements, the annual incentive target must be equal to at least 100% of Mr. Gober’s annual salary, 60% of Messrs. Smith and Simon’s annual salary, and 50% of Messrs. Pitrone, and Godwin’s annual salary.

Prior to entering into the new employment agreements with each of the NEOs, our Compensation Committee, upon the advice of PM&P, determined that the employment agreements should all be substantially similar. After a review of the existing employment agreements, and with the advice and recommendations of Mr. Gober and PM&P, the following changes were made to each NEO’s employment agreement:

For each NEO’s employment agreement:

•	Eliminated prospective annual incentive payments and future salary payments for death or disability.

•	Eliminated the “loser pays” arbitration / litigation clause.

•	Added “litigation cooperation” and “non-disparagement” clauses.

•	Maintained current salary and annual incentive levels.

•	Conformed the agreements to the requirements of Section 409A of the Internal Revenue Code.

For Mr. Gober’s employment agreement:

•	Allowed for accelerated, pro rata vesting of restricted stock upon qualified retirement.

•	Extended the term of the agreement to December 31, 2009.

For Messrs. Smith and Simon’s employment agreements:

•	Increased the minimum annual incentive target to 60% of annual salary from 50% of annual salary.

•	Added a 12 month non-compete provision.

•

Extended the term of the agreements to July 31, 2010 and provided for an automatic 1-year renewal (unless the Company notifies the executive 6 months in advance of expiration of its intent not to renew).

For Messrs. Godwin and Pitrone’s employment agreements:

•	Extended the coverage period for employee benefit programs from 12 months to 24 months in the event of a termination without cause.

•	Increased annual incentive payout from one times annual target incentive to two times annual target incentive in the event of a termination without cause.

•	Increased salary payout from one times annual base salary to two times annual base salary in the event of a termination without cause.

•	Extended the expiration date of stock options from 90 days to 3 years after date of termination in the event of a termination without cause.

•

Extended the term of the agreements to July 31, 2010 and provided for an automatic 1-year renewal (unless the Company notifies the executive 6 months in advance of expiration of its intent not to renew).

Each NEO’s employment agreement provides for certain severance benefits in the event the NEO’s employment with the Company is terminated. If Messrs. Gober, Simon, Smith, Godwin or Pitrone’s employment is terminated by the Company other than for cause, or is terminated by the executive for “good reason,” which includes, among other things, the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company (including by reason of the Company becoming a subsidiary, or under the control, of a company not an affiliate of Infinity), the agreements provide that the executive will receive payment of:

(i)	two times the NEO’s most recent salary in a lump sum payment;

(ii)	two times the NEO’s target annual incentive in a lump sum payment;

(iii)	100% vesting of any stock options and an allowance that such options may be exercised within 3 years of the NEO’s termination date;

(iv)	the NEO’s target annual incentive, pro rated based upon the actual number of days elapsed in the year in which the NEO’s termination takes place in a lump sum payment;

(v)	100% vesting of restricted shares;

(vi)	immediate conversion to cash of all performance units issued under the 2005 LTIC;

(vii)	payment of the NEO’s life insurance for 24 months after termination; and

(viii)	payment of the NEO’s medical and dental benefits for a period of 18 months after termination.

In the event of an NEO’s death or disability, the NEO (or the NEO’s estate) will receive a lump sum payment equal to the NEO’s target annual incentive, pro rated based upon the actual number of days elapsed in the year in which the NEO’s termination takes place. Regardless of the manner in which an NEO’s employment is terminated, an NEO is entitled to receive amounts earned but unpaid during the NEO’s term of employment. These amounts include accrued but unpaid salary, payment of accrued but unused vacation time, and reimbursement of any incurred business expense prior to the date of termination. Additionally, an NEO will be entitled to receive all amounts accrued and vested under our 401(k) Plan, the DCP, and the SERP, in which the NEO participates. All payments set forth in the employment agreement shall be paid in a manner that complies with Section 409A of the Internal Revenue Code.

Pursuant to the terms of each NEO’s employment agreement, each NEO agrees to the following restrictions during the term of the NEO’s employment and for a period of 12 months (24 months in the case of Mr. Gober) following the NEO’s termination of employment:

(i)	Non-Competition. The NEO agrees not to compete against the Company;

(ii)	Non-Diversion. The NEO agrees not to divert customers or take advantage of business opportunities of which the NEO becomes aware during his employment with the Company;

(iii)	Non-Recruitment. The NEO agrees not to solicit, induce or influence or attempt to solicit, induce or influence any employee of the Company to leave his or her employment;

(iv)	Non-Disclosure. The NEO agrees not to disclose Confidential Information of the Company;

(v)

Litigation Cooperation. The NEO agrees to reasonably cooperate with the Company, at the Company’s expense, by making himself available to testify on behalf of the Company in any action, suit or proceeding and to provide information to the Company or its counsel in regards to such action, suit or proceeding; and

(vi)

Non-Disparagement. Both the Company and the NEO agree not to make disparaging statements about each other; however, neither party is precluded from making truthful statements or disclosures as required by law, regulation or the legal process.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is responsible for establishing the compensation for Infinity’s Executive Officers and for administering Infinity’s equity-based compensation plans. Our Compensation Committee met six times during 2007. Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as well as the accompanying tables with management, and based on this review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Respectfully submitted,

Compensation Committee

Harold E. Layman (Chairman)

Jorge G. Castro

Gregory G. Joseph

Gregory C. Thomas

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)		Stock Awards ($) (e) (2)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
James R. Gober	2007	$558,800	$0		$71,152	$189,652	$1,428,881	(4)(5)(10)	$0		$49,923	(6)(7)(8)(9)	$2,298,408
Chief Executive Officer and President	2006	$558,800	$0		$13,889	$189,648	$831,187	(10)(11)	$2,199	(12)	$52,375	(13)(14)	$1,648,098

Roger Smith	2007	$304,800	$5,862	(15)	$65,055	$79,567	$642,130	(16)(17)	$141	(12)	$31,349	(6)(7)(8)(9)	$1,128,904
Executive Vice President and Chief Financial Officer	2006	$304,800	$5,862	(15)	$3,472	$79,560	$213,188	(18)	$511	(12)	$27,728	(13)(14)	$635,121

Samuel J. Simon	2007	$406,400	$7,815	(15)	$65,055	$98,809	$708,430	(16)(19)	$223	(12)	$26,715	(6)(7)(8)	$1,313,447
Executive Vice President, General Counsel and Secretary	2006	$406,400	$7,815	(15)	$4,861	$98,808	$284,250	(20)	$359	(12)	$26,922	(14)	$829,415

Glen N. Godwin	2007	$232,881	$4,573	(15)	$65,055	$30,466	$739,118	(16)(21)(22)(23)	$0		$32,781	(6)(7)(8)(9)	$1,104,874
Regional President	2006	$218,292	$4,327	(15)	$0	$30,468	$233,150	(23)(24)	$215	(12)	$32,131	(13)(14)	$518,583

Scott C. Pitrone	2007	$220,000	$4,231	(15)	$65,055	$28,097	$508,493	(16)(21)(23)(25)	$0		$16,421	(6)(7)(8)	$842,297
Regional President

John R. Miner	2007	$232,212	$0		$0	$167,770	$0		$644	(12)	$1,147,075	(7)(26)	$1,547,701
Former Regional President	2006	$352,308	$6,731	(15)	$5,556	$103,620	$282,138	(27)	$2,051	(12)	$26,394	(14)	$778,798

Joe Pietrangelo	2007	$170,769	$0		$0	$107,588	$0		$37	(12)	$877,885	(7)(26)	$1,156,279
Former Regional President

(1)	Additional information regarding the reporting of prior year bonuses is contained under the heading “Annual Performance Incentive Plan” in the Compensation Discussion and Analysis section.
(2)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R) of awards under the Company’s Restricted Stock Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, included in the Company’s 2007 and 2006 Annual Reports on Form 10-K.

(3)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R) of awards under the Company’s 2002 Stock Option Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, included in the Company’s 2007 and 2006 Annual Reports on Form 10-K.

(4)

Includes $641,350 from the 2005 Long-Term Incentive Compensation Plan (the “2005 LTIC”); 75% of which is payable in 2008 and 25% of which is payable in 2009 and is subject to adjustment based upon favorable or unfavorable changes to 2005 through 2007 accident year results.

(5)	Includes $607,750 paid in the first quarter of 2008 under the 2007 Executive Bonus Plan.
(6)	Includes $2,792 in accrued but unpaid dividends on restricted stock for Mr. Gober and $2,553 in accrued but unpaid dividends on restricted stock for Messrs. Smith, Simon, Godwin and Pitrone.
(7)	Includes $12,325 in matching and discretionary 401(k) contributions for Messrs. Gober, Smith, Simon, Godwin and Pitrone and $6,700 in matching 401(k) contributions for Messrs. Miner and Pietrangelo.
(8)	Includes supplemental executive retirement contributions of $24,630 for Mr. Gober; $7,471 for Mr. Smith; $11,837 for Mr. Simon; $4,874 for Mr. Godwin; and $1,543 for Mr. Pitrone.
(9)

Includes automobile allowances of $5,856 for Mr. Gober and $4,029 for Mr. Godwin and automobile and homeowners’ insurance premiums of $4,320 for Mr. Gober, $9,000 for Mr. Smith, and $9,000 for Mr. Godwin.

(10)	Includes $179,781 from a long-term incentive compensation plan established prior to Infinity becoming a publicly traded company.
(11)	Includes $651,406 paid in the first quarter of 2007 under the 2006 Executive Bonus Plan.
(12)	Attributable to above market rate of interest on deferred compensation.
(13)

Includes automobile allowances of $3,110 for Mr. Gober and $6,926 for Mr. Godwin and automobile and homeowners’ insurance premiums of $4,187 for Mr. Gober, $5,886 for Mr. Smith, and $8,358 for Mr. Godwin.

(14)

Includes $13,200 in matching and discretionary 401(k) contributions and supplemental executive retirement contributions of $31,878; $8,642; $13,722; $3,647 and $13,194 for Messrs. Gober, Smith, Simon, Godwin and Miner, respectively. In last year’s proxy statement, the Company erroneously under-reported the aggregate discretionary 401(k) and supplemental executive retirement contributions for Messrs. Gober, Smith, Simon and Godwin by $4,064; $5,423; $6,558 and $7,329, respectively, and over-reported Mr. Miner’s aggregate contributions by $3,101.

(15)	Represents discretionary profit sharing bonus made by the Company, as described in the Compensation Discussion and Analysis section.
(16)

Includes $443,230 from the 2005 Long-Term Incentive Compensation Plan (the “2005 LTIC”); 75% of which is payable in 2008 and 25% of which is payable in 2009 and is subject to adjustment based upon favorable or unfavorable changes to 2005 through 2007 accident year results.

(17)	Includes $198,900 paid in the first quarter of 2008 under the 2007 Executive Incentive Plan.
(18)	Includes $213,188 paid in the first quarter of 2007 under the 2006 Executive Incentive Plan.
(19)	Includes $265,200 paid in the first quarter of 2008 under the 2007 Executive Incentive Plan.
(20)	Includes $284,250 paid in the first quarter of 2007 under the 2006 Executive Incentive Plan.
(21)

Includes $4,800 of additional incentive compensation related to the executive’s 2006 performance, attributable to favorable development of the 2006 accident year during the 2007 calendar year, and payable during the first quarter of 2008.

(22)

Includes $264,938 of incentive compensation for 2007 performance, of which $198,704 is payable in the first quarter of 2008 and the remainder of which is payable during the first quarter of 2009 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2007 during the 2008 calendar year.

(23)	Includes $26,150 from a long-term incentive compensation plan established prior to Infinity becoming a publicly traded company.
(24)

Includes $207,000 of incentive compensation for 2006 performance, of which $103,500 is payable in the first quarter of 2007 and the remainder of which is payable during the first quarter of 2008 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2006 during the 2007 calendar year.

(25)

Includes $34,313 of incentive compensation for 2007 performance, of which $25,735 is payable in the first quarter of 2008 and the remainder of which is payable during the first quarter of 2009 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2007 during the 2008 calendar year.

(26)	Includes severance benefits of $1,140,375 for Mr. Miner and $871,185 for Mr. Pietrangelo.
(27)

Includes $282,138 of incentive compensation for 2006 performance, of which $183,138 is payable in the first quarter of 2007 and the remainder of which would have been payable during the first quarter of 2008 and which would have been subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2006 during the 2007 calendar year, but which instead was paid to the NEO during the third quarter of 2007 due to his termination of employment, effective August 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
James R. Gober	02/26/2007	(1)	$0	$550,000	$1,100,000	—	—
	07/31/2007		—	—	—	15,510	$683,060
Roger Smith	02/26/2007	(1)	$0	$180,000	$360,000	—	—
	07/31/2007		—	—	—	14,181	$624,531
Samuel J. Simon	02/26/2007	(1)	$0	$240,000	$480,000	—	—
	07/31/2007		—	—	—	14,181	$624,531
Glen N. Godwin	04/16/2007		$0	$150,000	$307,500	—	—
	07/31/2007		—	—	—	14,181	$624,531
Scott C. Pitrone	04/16/2007		$0	$150,000	$307,500	—	—
	07/31/2007		—	—	—	14,181	$624,531
John R. Miner	04/16/2007		$0	$250,000	$512,500	—	—
Joseph A. Pietrangelo	04/16/2007		$0	$150,000	$307,500	—	—

(1)

Our Compensation Committee approved the 2007 Annual Executive Bonus Plan on February 26, 2007. The shareholders approved the Annual Executive Bonus Plan at the Annual Meeting of Shareholders on May 23, 2006.

On July 31, 2007, our Compensation Committee approved restricted stock grants to Messrs. Gober, Smith, Simon, Godwin and Pitrone with 15,510 shares granted to Mr. Gober and 14,181 shares granted to each of the other NEOs. Each NEO’s restricted stock grant shall vest, in full, on July 31, 2011. During the restricted period, holders of this restricted stock shall not have any voting rights. Furthermore, dividends shall accrue but not be paid until the end of the restricted period. Our Compensation Committee’s compensation consultant, PM&P, recommended that the Compensation Committee make this restricted stock grant in an effort to ensure retention of the NEOs. In keeping with his egalitarian-based approach towards executive compensation, Mr. Gober advised our Compensation Committee that he would like to have each NEO receive an identical or nearly identical award of restricted shares. Our Compensation Committee elected to award Mr. Gober a slightly larger grant, approximately ten percent (10%) larger, at its July 31, 2007 meeting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James R. Gober	15,000	10,000	(1)	—	$33.58	(3)	02/13/2014	15,510	$560,376	—	—
	81,200	20,300	(2)	—	$16.00	(4)	02/18/2013
Roger Smith	12,000	8,000	(1)	—	$33.58	(3)	02/13/2014	14,181	$512,360	—	—
	4,060	4,060	(2)	—	$16.00	(4)	02/18/2013
Samuel J. Simon	12,000	8,000	(1)	—	$33.58	(3)	02/13/2014	14,181	$512,360	—	—
	29,232	7,308	(2)	—	$16.00	(4)	02/18/2013
Glen N. Godwin	3,000	2,000	(1)	—	$33.58	(3)	02/13/2014	14,181	$512,360	—	—
	5,600	2,800	(2)	—	$16.00	(4)	02/18/2013
Scott C. Pitrone	3,000	2,000	(1)	—	$33.58	(3)	02/13/2014	14,181	$512,360	—	—
	4,800	2,400	(2)	—	$16.00	(4)	02/18/2013
John R. Miner	—	—		—	—		—	—	—	—	—
Joseph A. Pietrangelo	—	—		—	—		—	—	—	—	—

(1)	One half of the unvested options vested on February 13, 2008 and the remaining half will vest on February 13, 2009.
(2)	The unvested options vested on February 18, 2008.
(3)

The closing price of the Company’s stock on February 13, 2004, the date of grant, was $32.12. $33.58 reflects the closing price of the Company’s stock on February 12, 2004, the day before the date of grant.

(4)

The closing price of the Company’s stock on February 18, 2003, the date of grant, was $16.02. As set forth in the Company’s Form S-1/A filed on February 12, 2003, the Company’s former parent, American Financial Group, agreed, prior to the Company’s initial public offering of common stock, to grant these options at the price of its initial public offering of common stock, $16.00, upon the consummation of the common stock offering.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($) (e)
James R. Gober	—	—	—	—
Roger Smith	—	—	—	—
Samuel J. Simon	—	—	—	—
Glen N. Godwin	—	—	—	—
Scott C. Pitrone	—	—	—	—
John R. Miner	44,360	$784,015	—	—
Joseph A. Pietrangelo	15,496	$275,568	—	—

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)		Aggregate earnings in last FY ($) (d)		Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)
James R. Gober	$549,223	$24,630	(1)	$3,855		$0	$1,234,559	(2)
Roger Smith	$62,458	$7,471	(1)	$1,905	(3)	$0	$249,315	(2)
Samuel J. Simon	$30,480	$11,837	(1)	$2,956	(4)	$0	$232,077	(2)
Glen N. Godwin	$114,126	$4,874	(1)	$637		$0	$205,146	(2)
Scott A. Pitrone	$0	$1,543	(1)	$326		$0	$5,841
John R. Miner	$73,773	$0		$5,678	(5)	$0	$786,642	(2)
Joseph A. Pietrangelo	$69,863	$0		$1,405	(6)	$0	$271,963

(1)	Amount is included in Column (i), “All Other Compensation,” in the above Summary Compensation Table.
(2)

Includes above-market interest previously reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table for fiscal year 2006 in the amount of $2,199; $511; $359; $215; and $2,051 for Messrs. Gober, Smith, Simon, Godwin, and Miner, respectively

(3)	Includes $141 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(4)	Includes $223 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(5)	Includes $644 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(6)	Includes $37 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.

The above table contains data relating to two separate plans. One of these plans is the Deferred Compensation Plan (the “DCP”), effective as of February 19, 2003, as amended and restated effective January 1, 2005. Certain members of management, including Messrs. Gober, Smith, Simon, Godwin and Pitrone, are eligible to participate in the DCP. For fiscal year 2007, the interest rate paid on balances in the DCP was 5.85%. A participant in the DCP may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any incentive payment other than a long-term incentive compensation payment. Additionally, participants are not permitted to make a deferral election that would reduce a participant’s paid compensation below the amount necessary to satisfy applicable employment taxes (e.g. FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for compensation that cannot be deferred. Upon making a deferral election, the participant must decide to either defer such compensation until the participant’s termination of employment with the Company or defer such compensation until the first day of a year selected by the participant (a “Fixed Date”). However, in the event that a participant is still an employee on the Fixed Date, then such distribution will not begin until after the participant’s termination of his or her employment with the Company. Distributions begin on January 1st or July 1st of a calendar year following the expiration of the participant’s employment or the Fixed Date. Pursuant to Section 409A of the Internal Revenue Code, the Company will generally need to wait a minimum of 6 months following termination of employment before making a distribution to a participant. Participants may choose to receive such distributions in a lump sum payment or in annual installments, not to exceed ten years. On or about November 15th of each year, the Company establishes the interest rate to be paid on deferred compensation balances for the upcoming year.

The other plan is the Supplemental Executive Retirement Plan (the “SERP”), effective as May 1, 2003, as amended and restated effective January 1, 2005. The SERP is a nonqualified deferred compensation plan that is intended to enable eligible employees to receive employer retirement contributions that are precluded by the provisions of the Company’s 401(k) retirement plan or by limitations on compensation which may be considered in making contributions to the Company’s 401(k) retirement plan. Each participant in the SERP directs his or her contributions into one or more of the investment options contained in the Company’s 401(k) retirement plan. Participant returns are dependent upon the performance of the investment options chosen by the participant. No participant may receive a distribution from the SERP prior to the participant’s death or the participant’s resignation, discharge or retirement from the Company. Upon the participant’s death or the participant’s resignation, discharge or retirement from the Company, the participant shall be entitled to a distribution of his or her SERP account balance in the same manner and at the same time as a distribution from the Company’s 401(k) retirement plan.

Employment Contracts / Change-in-Control Arrangements

The following table shows the compensation costs that would result from a termination of an NEO’s employment due to (i) Termination by the Company without Cause or by the NEO for “good reason,” as described in the Compensation Discussion and Analysis section, (ii) Voluntary Termination by the NEO without “good reason” or by the Company with Cause, and (iii) Death or Disability. Except as otherwise indicated in the footnotes below, the calculations used to prepare this table assume that the terminating event occurred on the last day of the Company’s most recently completed fiscal year and that the price per share of common stock is the closing market price as of the date on which the Company’s stock was last actively traded in the most recently completed fiscal year. An NEO is entitled to receive amounts earned during his term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include accrued but unpaid salary, payment of accrued but unused vacation time, and reimbursement of any incurred business expense prior to the date of termination. Except for unused vacation time, these amounts are not shown in the tables. Additionally, an NEO will be entitled to receive all amounts accrued and vested under our 401(k) Plan, the DCP, and the SERP, in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments. In order to receive the enhanced payments due to Termination by the Company without Cause or by the NEO for “good reason,” the NEO must enter into a binding general waiver and release of claims with the Company. For additional information on the employment contracts of the NEOs, please refer to the Compensation Discussion and Analysis section.

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
James R. Gober	Salary	$1,117,600		$ 0	$0
	Annual Performance Incentive	$1,650,000		$ 0	$550,000
	Long-Term Incentive Compensation	$505,000		$ 0	$505,000	(1)
	Accelerated Stock-Option Vesting	$434,139		$ 0 ($434,139 upon retirement)(A)	$434,139	(2)
	Accelerated Restricted Stock Vesting	$563,168	(3)	$ 0	$0
	Unused Vacation Time	$46,590		$ 46,590	$46,590
	Life Insurance	$67,110		$ 0	$0
	Medical Insurance	$9,905		$ 0	$0
	Dental Insurance	$551		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$30,225		$ 0	$0

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
Roger Smith	Salary	$609,600		$ 0	$0
	Annual Performance Incentive	$540,000		$ 0	$180,000
	Long-Term Incentive Compensation	$349,000		$ 0	$349,000	(1)
	Accelerated Stock-Option Vesting	$102,128		$ 0	$102,128	(2)
	Accelerated Restricted Stock Vesting	$514,913	(4)	$ 0	$0
	Unused Vacation Time	$3,839		$ 3,839	$3,839
	Life Insurance	$26,584		$ 0	$0
	Medical Insurance	$14,918		$ 0	$0
	Dental Insurance	$889		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$13,096		$ 0	$0

Samuel J. Simon	Salary	$812,800		$ 0	$0
	Annual Performance Incentive	$720,000		$ 0	$240,000
	Long-Term Incentive Compensation	$349,000		$ 0	$349,000	(1)
	Accelerated Stock-Option Vesting	$167,510		$ 0	$167,510	(2)
	Accelerated Restricted Stock Vesting	$514,913	(4)	$ 0	$0
	Unused Vacation Time	$39,329		$ 39,329	$39,329
	Life Insurance	$42,517		$ 0	$0
	Medical Insurance	$14,918		$ 0	$0
	Dental Insurance	$889		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$17,462		$ 0	$0

Glen N. Godwin	Salary	$475,613		$ 0	$0
	Annual Performance Incentive	$450,000		$ 0	$150,000
	Long-Term Incentive Compensation	$349,000		$ 0	$349,000	(1)
	Accelerated Stock-Option Vesting	$61,464		$ 0	$61,464	(2)
	Accelerated Restricted Stock Vesting	$514,913	(4)	$ 0	$0
	Unused Vacation Time	$12,038		$ 12,038	$12,038
	Life Insurance	$23,788		$ 0	$0
	Medical Insurance	$14,918		$ 0	$0
	Dental Insurance	$889		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$10,499		$ 0	$0

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
Scott C. Pitrone	Salary	$440,000		$ 0	$0
	Annual Performance Incentive	$450,000		$ 0	$150,000
	Long-Term Incentive Compensation	$349,000		$ 0	$349,000	(1)
	Accelerated Stock-Option Vesting	$53,412		$ 0	$53,412	(2)
	Accelerated Restricted Stock Vesting	$514,913	(4)	$ 0	$0
	Unused Vacation Time	$15,367		$ 15,367	$15,367
	Life Insurance	$17,594		$ 0	$0
	Medical Insurance	$9,905		$ 0	$0
	Dental Insurance	$551		$ 0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$7,168		$ 0	$0

John R. Miner(5)	Salary	$325,000
	Annual Performance Incentive	$416,438
	Long-Term Incentive Compensation	$349,000
	Accelerated Stock-Option Vesting	$269,775	(6)
	Unused Vacation Time	$22,097
	Life Insurance	$690
	Medical Insurance	$9,627
	Dental Insurance	$605
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$16,918
Joseph A. Pietrangelo(5)	Salary	$240,000
	Annual Performance Incentive	$249,863
	Long-Term Incentive Compensation	$349,000
	Accelerated Stock-Option Vesting	$129,974	(6)
	Unused Vacation Time	$13,072
	Life Insurance	$626
	Medical Insurance	$9,627
	Dental Insurance	$605
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$8,392

(A)

Pursuant to the terms of the 2002 Stock Option Plan, but not the terms of his employment contract, Mr. Gober would have a benefit of $ $434,139 through the accelerated vesting of stock options, since Mr. Gober had reached fifty-five (55) years of age with ten (10) years of service by December 31, 2007.

(1)	Pursuant to the terms of the 2005 LTIC, not the officer’s employment contract.
(2)	Pursuant to the terms of the 2002 Stock Option Plan, not the officer’s employment contract.

(3)	Includes $2,792 in accrued but unpaid dividends on restricted stock, reported in Column (i), “All Other Compensation,” in the above Summary Compensation Table.
(4)	Includes $2,553 in accrued but unpaid dividends on restricted stock, reported in Column (i), “All Other Compensation,” in the above Summary Compensation Table.
(5)	Represents benefits actually received upon officer’s termination of employment.
(6)	Represents the value as of the trigger date, August 31, 2007.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, consideration is given to the limited pool of individuals with the necessary skills to serve as a director of a publicly-traded company and the significant time commitment required of each director, particularly with respect to the enhanced time commitments of those individuals that serve on one or more Board committees, as Chairman of a Board committee and/or as Lead Director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	All Other Compensation ($) (g)		Total ($) (h)
Jorge G. Castro	$55,500	$50,000	$170	(2)	$105,670
Gregory G. Joseph	$71,000	$50,000	$170	(2)	$121,170
Harold E. Layman	$53,000	$50,000	$170	(2)	$103,170
Drayton Nabers, Jr.	$28,846	$50,000	$170	(2)	$79,016
Gregory C. Thomas	$67,500	$50,000	$170	(2)	$117,670
Samuel J. Weinhoff	$48,000	$50,000	$170	(2)	$98,170

(1)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) for awards under the Company’s Non-Employee Directors’ Stock Ownership Plan. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s 2007 Annual Report on Form 10-K.

(2)	Includes dividends paid on restricted stock during the restriction period.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2007, each Non-Employee Director received an annual cash retainer of $30,000. The Chairmen of both the Compensation and the Nominating and Corporate Governance Committees each received an additional annual cash retainer of $5,000. The Chairman of the Audit Committee and the Lead Director each received an additional annual cash retainer of $15,000. Finally, each Non-Employee Director received a cash payment of $1,500 for each Board or committee meeting attended, whether in person or telephonically. Board members who are employees of the Company are not entitled to cash compensation for their service on the Board or for attending Board or committee meetings.

Equity Compensation Paid to Board Members

The equity portion of a Non-Employee Director’s annual retainer was increased to $50,000 in 2007. The Company has established the Non-Employee Directors’ Stock Ownership Plan (the “Directors Stock Plan”) for the purpose of better aligning the interests of its Non-Employee Directors with the interests of its shareholders by providing a portion of the Non-Employee Directors’ annual compensation in the form of restricted stock. Pursuant to the Directors’ Stock Plan, each Non-Employee Director is entitled to receive a grant of restricted stock on or about June 1st of each year, which vests 6 months after the date of grant. The Directors Stock Plan is designed to award Non-Employee Directors with approximately $50,000 in restricted stock grants each year. The specific formula for determining the number of shares granted to each director is as follows: $50,000 divided by the average trading price (defined as the midpoint between the intraday high and low) of the Company’s stock over the five preceding days on which the Company’s stock is traded. Any fractional result is rounded up to the nearest whole number.

In order to further align the Non-Employee Directors’ interests with the interest of the Company’s shareholders, the Directors Stock Plan contains guidelines specifying that each director, within three years of receiving his or her first restricted stock award, should beneficially own Company stock in an amount equal to at least $90,000 or three times the then-current cash portion of the annual Board retainer, whichever is less (the “Share Ownership Target”). The Directors Stock Plan provides that no Non-Employee Director shall dispose of shares received as part of an annual restricted stock grant until that director reaches the Share Ownership Target.

Infinity encourages its Non-Employee Directors to attend director education seminars that are designed to develop skills and strategies for effective service on the Board. As such, it is Infinity’s policy to reimburse its Non-Employee Directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director’s Compensation Table.

Audit Committee

General

The Audit Committee is composed of Gregory C. Thomas (Chairman), Jorge G. Castro and Samuel J. Weinhoff and met six times during 2007. Each of the Audit Committee members meets the financial literacy requirements under Nasdaq Global Select Market rules. Gregory C. Thomas, a licensed (non-practicing) certified public accountant and former Chief Financial Officer of a public company, has been designated as the Audit Committee financial expert. All members of the Audit Committee are independent as that term is used in the rules of the Nasdaq Global Select Market and under Rule 10A-3 of the Securities Exchange Act of 1934.

The Board of Directors has established an Audit Committee Charter for the Audit Committee, which is available on our website at www.ipacc.com and reviewed annually by the Audit Committee.

The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our outside auditors. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our outside auditor. The Audit Committee also evaluates information received from the outside auditor and management to determine whether the outside auditor is independent of management. The outside accounting firm reports directly to the Audit Committee. Ernst & Young was the outside, independent auditor retained by the Audit Committee for the 2007 fiscal year. Representatives from Ernst & Young will attend the 2008 Annual Meeting of Shareholders and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Infinity concerning accounting, internal accounting controls or auditing matters, and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

Fees Paid to Independent Auditor

The Audit Committee approved all of the fees provided below. Aggregate fees billed by Ernst & Young for the fiscal years ending December 31, 2007 and December 31, 2006 were:

	2007	2006
Audit Fees	$1,201,866	$1,258,229
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

	$1,201,866	$1,258,229

Approval of Audit and Non-Audit Services

The Audit Committee, or its Chairman, pre-approves all audit and non-audit services (including the fees and terms of the services) performed by our independent accountants prior to the time that those services are commenced. The Chairman reports to the full Audit Committee at each of its meetings, and the Audit Committee considers and ratifies, where appropriate, those items that the Chairman properly authorized between meetings. For these purposes, the Audit Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service. No non-audit services were performed by our independent auditors during 2006 or 2007.

The Audit Committee has submitted the following report to shareholders:

REPORT OF THE AUDIT COMMITTEE

On February 26, 2007, the Audit Committee retained Ernst & Young as Infinity’s independent public accountants for fiscal year 2007. On July 31, 2007, the Audit Committee met with representatives of Ernst & Young and management and reviewed with them the proposed 2007 Audit Plan.

At its meeting on February 26, 2008, the Audit Committee reviewed and discussed with Ernst & Young (with and without management present) and Infinity’s accounting and internal audit officers the results of the 2007 audit, including the audited financial statements and management’s assessment of the effectiveness of the company’s internal controls. The Audit Committee had been kept apprised of the progress of management’s assessment and provided oversight and advice to management during the process. At the conclusion of the process, management presented to the Audit Committee its favorable report on the effectiveness of the company’s internal controls over financial reporting. The Audit Committee then discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Ernst & Young representatives reviewed with and distributed to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant’s independence and presented their Report on that matter to the Audit Committee.

During the course of the February 26, 2008 meeting, the Audit Committee also reviewed a draft of the Form 10-K, which had been provided to the Audit Committee in advance of the meeting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that Infinity’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. As part of its deliberations, the Audit Committee determined that Ernst & Young was independent of Infinity.

Respectfully submitted,

Audit Committee

Gregory C. Thomas (Chairman)

Jorge G. Castro

Samuel J. Weinhoff

ITEM 2:	Ratification of Ernst & Young LLP as Infinity’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has recommended the selection and appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008. If the shareholders do not ratify the selection, the Audit Committee may reconsider its selection or decide to continue the engagement of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines a change would be in the best interests of Infinity and the shareholders.

The Board recommends you vote

FOR

approval of the Ratification of Ernst & Young LLP as

Infinity’s Independent Registered Public Accounting Firm.

ITEM 3:	Approval of the 2008 Performance Share Plan

The Board of Directors, based upon the recommendation of the Compensation Committee, established the 2008 Performance Share Plan (the “Plan”), a copy of which is attached as Appendix A, to further align the interest of management with the long-term shareholders of the Company by including performance-based compensation, payable in shares of common stock, as a component of an executive’s annual compensation. The Plan is designed to replace the recently expired 2005 Long-Term Incentive Compensation Plan. PM&P, the outside compensation consultant for the Compensation Committee, recommended that the Company implement the Plan in order to reflect the current market for executive compensation, to increase equity ownership by senior management, and to further align the interest of management with shareholders by enhancing long-term shareholder value. Certain members of management and/or highly compensated full-time employees of the Company may be eligible to participate in the Plan. Current participants include Messrs. Gober, Smith, Simon, Godwin and Pitrone.

The Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). No member of the Compensation Committee, while serving as such, is eligible to be granted performance share units under the Plan. The Compensation Committee has exclusive power to determine the conditions (including performance goals) to which the performance share units may be subject and to certify that performance goals are attained.

Within 90 days of the start of a fiscal year in which performance share units are granted, the Compensation Committee shall (i) establish the performance goals, which may include but are not limited to, combined ratio, premium growth, growth within certain specific geographic areas, earnings per share, return on equity, or any other criteria established by the Compensation Committee, over the course of the upcoming three year period (a “Performance Measurement Cycle”), (ii) determine the Plan participants for the Performance Measurement Cycle, (iii) set the performance share units to be awarded to such participants, and (iv) set the rate at which performance share units will convert to shares of common stock based upon the attainment of the performance goals. However, in no event, shall the number of shares of common stock issued under the Plan exceed one million (1,000,000) shares. As soon as practicable after the end of a Performance Measurement Cycle, the Compensation Committee will certify whether or not the performance goals of the participants have been attained and shall report to the Board of Directors the number of shares of common stock, if any, to be awarded. Awards of common stock will be distributed to participants on the 15th day of the fourth month following the completion of any Performance Measurement Cycle.

The Plan is being submitted to our shareholders for approval pursuant to the requirements of Section 162(m) of the IRC and the NASDAQ Marketplace Rules. Section 162(m) of the IRC limits the allowable deduction for

Federal income tax purposes for compensation paid to a “covered employee” of a public company to $1 million per year (the “Deduction Limit”). Under Section 162(m) of the IRC, the term “covered employee” includes the chief executive officer and the other four most highly compensated executive officers of Infinity. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m) of the IRC.

Under Section 162(m) of the IRC, the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” In order to qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify that the performance goals have been satisfied prior to payment.

The Company intends, to the extent practicable, to structure incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, accordingly, preserve the full deductibility of all compensation paid. As a consequence, the Plan is being submitted to our shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If approved, the Plan will be renewed from year to year until terminated by the Compensation Committee. The Company believes that compensation paid under the Plan to “covered employees” will qualify for the “performance-based compensation” exception and, therefore, will not be subject to the Deduction Limit.

If our shareholders do not approve the Plan, the Compensation Committee may proceed with a cash-based bonus plan, resubmit the Plan for shareholder approval at a later time, or explore other compensation options in order to maintain the market competitiveness of Infinity’s executive compensation program. However, some of the amounts awarded under a plan not approved by Infinity’s shareholders may be subject to the Deduction Limit. By triggering the Deduction Limit, Infinity’s corporate tax liability would be increased.

At any time, the Compensation Committee may opt to amend or terminate the Plan, provided that no amendment, modification or termination may adversely affects any participant’s rights and that any such amendment, modification or termination is prospective in operation only. The Compensation Committee shall be authorized to interpret the Plan but is not authorized to revise or amend previously established performance targets. Any amendment or revision to the Plan that requires shareholder approval pursuant to Section 162(m) of the IRC will be submitted to our shareholders for approval. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the distribution of common stock resulting from any performance share unit awards made prior to any such termination.

If a participant’s employment is terminated involuntarily without cause, including by reason of such participant’s death, Disability, or Retirement, as such terms are defined in the Plan, and if such involuntary termination occurs at least one (1) year after the beginning of any one or more Performance Measurement Cycles, the number of shares of common stock to be awarded to a participant shall be (i) calculated based on the performance of the Company as of the Plan year closest in number of days to the date of termination (“Early Termination Period”), and (ii) proportional to the Early Termination Period. By way of example, if a participant, who was awarded 30,000 performance share units, is involuntarily terminated, without cause, on September 1 of the second Plan Year, his or her performance share unit Award Value would be a share amount equal to two-thirds of his award (20,000) multiplied by the applicable percentage based on the Company’s achievement of its Performance Component Targets through the end of the second Plan Year.

If a Change in Control, as defined in the Plan, occurs, a participant shall receive a cash award equal to the closing price of the Company’s common stock on the date on which the Change in Control occurs multiplied by the number of shares of common stock the participant would have received for attainment towards the applicable Performance Component Targets, pro rated by the number of days that have passed in the Performance Measurement Cycle on the date on which the Change in Control occurs. Such cash payment shall be made on the 90th day (or next business day) following the date of the Change in Control.

If a participant’s employment is terminated involuntarily for cause, or voluntarily (except for Disability or Retirement) before the Termination Date, all rights of such participant under this Plan or in any performance share units will terminate automatically (without any compensation therefor), and such participant will forfeit all such rights and all unpaid benefits.

The Plan has been adopted and approved by the Board of Directors and the Compensation Committee, and if approved by the shareholders, should be within the scope of the exceptions of Section 162(m) of the IRC for 2008 and will remain effective for each year thereafter unless and until determined by the Compensation Committee.

The Board recommends you vote

FOR

approval of the 2008 Performance Share Plan.

Security Ownership of Certain Beneficial Owners

The following are the only shareholders we know to beneficially own 5% or more of our outstanding common stock as of December 31, 2007. As permitted under the rules of the Securities and Exchange Commission, information regarding the following shareholders has been obtained from reports filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,301,610	(1)	14.0%
Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,570,467	(2)	9.6%
Barclays Global Investors NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	952,936	(3)	5.83%

(1)

According to the information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe Price New Horizons Fund, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. (collectively, “Price Associates”) with the Securities and Exchange Commission on February 13, 2008, Price Associates has sole voting power as to 2,185,210 of these shares and sole dispositive power as to all of these shares. This information is provided as of December 31, 2007. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)

According to the information contained in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 6, 2008, Dimensional has sole voting and dispositive power as to all of these shares. This information is provided as of December 31, 2007. Such shares are owned by certain investment companies, commingled group trusts and separate accounts to which Dimensional furnishes investment advice or acts as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3)

According to the information contained in the Schedule 13G filed by Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, LTD; Barclays Global Investors Japan Trust and

Banking Company Limited; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, “Barclays”) with the Securities and Exchange Commission on February 5, 2008, Barclays has sole voting power as to 740,569 of these shares and sole dispositive power as to all of these shares. This information is provided as of December 31, 2007. Barclays holds these shares in trust accounts for the economic benefit of the beneficiaries of such accounts.

Security Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of common stock by each director and each named executive officer and our directors and executive officers as a group, as of March 26, 2008. Additional information regarding the directors can be found under Item 1: Election of Directors.

Name	Position	Common Stock Subject to Options Exercisable within 60 Days	Other Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
					Amount	Percentage
James R. Gober	Chairman of the Board, Chief Executive Officer and President	121,500	72,185	(1)	193,685	1.2%

Roger Smith	Executive Vice President, Chief Financial Officer, Treasurer and Director	24,120	0	(2)	24,120	*

Samuel J. Simon	Executive Vice President, General Counsel, Secretary and Director	52,540	8,650	(2)	61,190	*

Glen N. Godwin	Regional President	12,400	1,069	(2)	13,469	*

Scott C. Pitrone	Regional President	11,200	559	(2)	11,759	*

Jorge G. Castro	Director	5,000	2,322		7,322	*

Gregory G. Joseph	Director	5,000	6,022		11,022	*

Harold E. Layman	Director	5,000	3,822		8,822	*

Drayton Nabers, Jr.	Director	0	3,943		3,943	*

William Stancil Starnes	Nominee	0	0		0	*

Gregory C. Thomas	Director	2,500	4,347		6,847	*

Samuel J. Weinhoff	Director	2,500	4,824	(3)	7,324	*

	All executive officers, directors and nominees as a group (12 persons)				349,503	2.2%

(1)	Does not include 15,510 shares of restricted stock over which the executive lacks voting or investment power.
(2)	Does not include 14,181 shares of restricted stock over which the executive lacks voting or investment power.
(3)	Includes 500 shares held in trust for his son.
*	Less than 1%

Glen N. Godwin, age 50, was appointed as West Regional President in 2005. Mr. Godwin has served in various executive capacities with Infinity since 1987.

Scott C. Pitrone, age 45, was appointed as South Regional President in 2005. Mr. Pitrone has served in various executive capacities with Infinity since 1993.

Equity Compensation Plan Information

The following table includes information on all of our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise of Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan approved by security holders:
2002 Stock Option Plan	358,360	$22.82	—	1,396,620
2002 Restricted Stock Plan	—	—	206,609	293,391
2005 Non-Employee Directors’ Ownership Plan	—	—	12,553	187,447
Employee Stock Purchase Plan	—	—	—	975,050
Equity Compensation Plans not approved by security holders:
None	—	—	—	—

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission by a specified date. Regulations promulgated by the Securities and Exchange Commission require us to disclose in this proxy statement any reporting violations with respect to the 2007 fiscal year. Based solely upon a review of the applicable filings made with the Securities and Exchange Commission by the officers, directors and greater than 10% shareholders, no reporting person made a late filing under Section 16(a) of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

Pursuant to the terms of its Charter, our Nominating and Corporate Governance Committee is charged with considering questions involving potential conflict of interests between any director or member of senior management. Pursuant to the terms of our Code of Ethics, directors and officers are also required to make full disclosure to the Audit Committee Chairman of any conflicts of interest. Finally, pursuant to the terms of its Charter, our Audit Committee is charged with reviewing and approving or disapproving all related-party transactions. To the extent that a transaction may constitute both a potential conflict of interest and a related-party transaction, then both the Audit Committee and Nominating and Corporate Governance Committee would review and approve or disapprove of such transaction.

Shareholder Proposals for Next Year

Any shareholder who intends to submit a proposal for the 2009 Annual Meeting of Shareholders for inclusion in the proxy statement for that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Corporate Secretary, at the address listed on the cover page of this proxy statement, no later than December 16, 2008.

For those shareholder proposals that are not submitted in accordance with Rule 14a-8, the designated proxies may exercise their discretionary voting authority, without any discussion of the proposal in our proxy materials, with respect to any shareholder proposal that is received by the Corporate Secretary after February 28, 2009. If there is a change in these deadlines by more than 30 days, we will notify you of the change through our Form 10-Q filings.

APPENDIX A

INFINITY PROPERTY & CASUALTY CORPORATION

2008 PERFORMANCE SHARE PLAN (“PLAN”)

OBJECTIVES

•	To reward key employees of Infinity proportionately with the degree to which Infinity’s performance objectives are met

•	To attract, motivate and retain achievement-oriented employees by providing a capital accumulation opportunity tied to achievement of Infinity’s long-term performance objectives

GENERAL PLAN FEATURES

Participation in the Plan shall be through the award of Performance Share Units. The Compensation Committee shall determine the award of the Performance Share Units to Infinity’s Named Executive Officers. Awards to all other employees shall be approved by the Compensation Committee, after consultation with the Chief Executive Officer and any other officer of the Company as determined by the Compensation Committee. Notwithstanding anything above to the contrary, only employees who are members of a select group of management or highly compensated employees (a “top hat” group), as defined in Employee Retirement Income Security Act of 1974 (“ERISA”), may be participants in the Plan. In no event shall the aggregate number of shares of common stock distributed through the conversion of Performance Share Units under this Plan exceed one million (1,000,000).

General guidelines for the selection of participants will include, but not be limited to, the following:

(a)	Involvement and contribution of the individual in the planning, setting and/or accomplishing of the Company’s performance objectives.

(b)	Demonstrated ability of the individual to establish and/or effectively carry out plans to accomplish the Company’s performance objectives.

(c)	Demonstrated capability of the individual to make decisions and/or perform actions to effectively accomplish the Company’s performance objectives.

After the end of the three (3) year life of each Performance Measurement Cycle (defined herein), Performance Share Units shall convert to shares of common stock, and each conversion shall be based on a pre-established valuation, calculation and payment schedule (a “Performance Compensation Matrix”). The number of shares of common stock issued in exchange for Performance Share Units shall be based on the achievement of “Performance Component Targets,” which may include but are not limited to, combined ratio, premium growth, including growth within certain specific geographical areas, earnings per share, return on equity, or any other criteria established by the Compensation Committee during the Performance Measurement Cycle.

DEFINITIONS

Award Value shall mean, with respect to any participant in the Plan, a number of shares to be distributed to the participant following the Termination Date.

Change in Control shall mean the occurrence of either a “Change in the Ownership of the Company” or a “Change in the Effective Control of the Company” as those two terms are defined below:

(i)

Change in the Ownership of the Company: Any one person, or more than one person acting as a group (as defined in Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition.

(ii)	Change in the Effective Control of the Company:

(A)

Any one person, or more than one person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the Company; provided, that if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of the Company; or

(B)

A majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election.

The foregoing definitions of Change in Control shall be interpreted in accordance with the requirements of Treasury Regulations Section 1.409A-3(i)(5).

Commencement Date shall mean January 1 of any year in which an award of Performance Share Units is made.

Disability shall mean the failure of the participant to render services to the Company for a continuous period of six (6) months because of the participant’s physical or mental disability or illness.

Named Executive Officer shall mean the principal executive officer, the president, the principal financial officer, the principal accounting officer, the principal operating officer and any other executive officer for whom compensation disclosure was required in the Company’s most recent filing with the Securities and Exchange Commission pursuant to Item 402 of Regulation S-K.

Performance Measurement Cycle shall mean any three (3) year period beginning upon a Commencement Date and ending upon the corresponding Termination Date.

Plan Year shall mean each calendar year within a three (3) year Performance Measurement Cycle beginning on the Commencement Date and ending on the Termination Date.

Retirement shall mean the termination of employment of an employee who is at least 65 years of age, or 55 years of age with at least ten years of employment with the Company and/or a wholly-owned subsidiary of the Company.

Termination Date shall mean December 31 of the third calendar year from the Commencement Date.

COMMENCEMENT DATE, TERM AND RESULTS COVERED

Each three (3) year Performance Measurement Cycle will commence as of the Commencement Date and terminate on the Termination Date.

CONVERSION AND PLAN PAYOUTS

The amount of stock distributed under the Plan upon conversion of the Performance Share Units shall be determined under the Performance Compensation Matrix. Interpolation will be used to determine payments for performance results that fall between the points on the Performance Compensation Matrix. On the 15th day (or the next following business day) of the fourth month following the Termination Date, the vested Performance Share Units shall convert to shares of common stock and be distributed by the Company to participants.

SPECIAL PAYOUT RULE FOR CHANGE IN CONTROL

Notwithstanding the general payout rule described in the Conversion and Plan Payouts section above, payout of the Award Value of a participant's Performance Share Units upon the occurrence of a Change in Control shall be made as follows:

(i)	The Award Value shall be pro-rated based on the amount of days that have passed in the Performance Measuring Cycle as of the date of the occurrence of the Change in Control.

(ii)

The Award Value so determined, and expressed as a number of shares of common stock of the Company, shall then be converted to an equivalent cash value, using the closing price for such common stock on the date of the occurrence of the Change in Control.

(iii)	The cash equivalent of the Award Value, as determined above, will then be paid to the participant on the 90th day (or next business day) following the date of the Change in Control.

VESTING

Performance Share Units issued under the Plan will vest as of the Termination Date only if the participant is actively employed on a full-time basis with the Company through the Termination Date and remains eligible to participate in the Plan as of the Termination Date. In the case of a participant’s death, Disability (resulting in a termination of employment), Retirement, involuntary termination of the participant’s employment without cause (as defined in the Involuntary Termination for Cause or Voluntary Termination of Employment section below) or a Change in Control (each referred to as a “Special Event”), a participant shall be vested in a pro-rated portion of their account as of the date of the Special Event.

The Award Value of a participant’s Performance Share Units will be calculated following the Termination Date. Award Values will be determined using calculations of the Performance Component Targets for the period from the Commencement Date to the Termination Date. In the case of participants who vested as a result of a Special Event, such calculation shall be on a pro-rated basis, as discussed in the Award Value on Occurrence of Special Event section below.

UNIT AWARDS

Each grant of Performance Share Units under this Plan will be evidenced by a written document, executed by the Chief Executive Officer (or by the Secretary in the case of a grant made to the Chief Executive Officer) and delivered to the participant (each a “Performance Share Agreement”), in the form set forth in Exhibit A, attached hereto, which shall include a copy of the Plan and specify the effective date of the grant, the number and type of Performance Share Units awarded, and be subject to, and incorporate by reference, the terms and conditions of the Plan (including the Performance Compensation Matrix).

AWARD VALUE ON OCCURRENCE OF SPECIAL EVENT

In the case of a Special Event, as defined above, and if such Special Event occurs at least one (1) year after the Commencement Date, the Award Value of a participant’s Performance Share Units shall be (i) calculated based on the performance of the Company as of the Plan Year closest in number of days to the date of termination (“Early Valuation Period”), and (ii) proportional to the Early Valuation Period. By way of example, if a participant is involuntarily terminated, without cause, on September 1 of the second Plan Year, and was awarded 30,000 Performance Share Units, his or her Performance Share Unit Award Value would be a share amount equal to two-thirds of his award (20,000) multiplied by the applicable percentage based on the Company’s achievement of its Performance Component Targets through the end of the second Plan Year.

INVOLUNTARY TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION OF EMPLOYMENT

If a participant’s employment is terminated involuntarily for cause (as hereafter defined), or voluntarily (except for Disability or Retirement) before the Termination Date, all rights of such participant under this Plan or in any Performance Share Units will terminate automatically (and without any compensation therefor), and such participant will forfeit all such rights and all unpaid benefits hereunder. For purposes hereof, “cause” shall have the meaning given in any binding agreement governing the material terms of such participant’s employment with the Company or, in the absence of any such agreement or provision, shall mean conduct of the participant that is grounds for termination under the Company’s Employee Handbook or other established Company guidelines or policies.

FEDERAL INCOME TAX CONSEQUENCES

The Plan is established with the intent of having any grant of Performance Share Units taxable to the participant for Federal income tax purposes only upon the participant’s receipt of payment upon the conversion of such Performance Share Units to stock. However, no IRS ruling will be requested by the Company as to the timing of the inclusion of the value of any Performance Share Units in the participant’s taxable income or as to any other possible Federal income tax consequences of the arrangement. Consequently, no assurances are or can be given by the Company as to such consequences. In addition, the state or local tax consequences pertaining to this arrangement may or may not differ from the Federal tax treatment. For this reason, participants are urged to review this arrangement carefully and consult their tax advisers with regard to the Federal, state or local tax consequences for their individual circumstances.

OTHER GENERAL PROVISIONS

Notwithstanding anything to the contrary herein or grant hereunder, the Compensation Committee shall have final authority to decide all questions and make all determinations regarding the implementation, operation, and interpretation of the Plan, and the decisions of the Compensation Committee shall be conclusive and binding on the Company, the participants and any person claiming under or through any of them.

The Plan is an unfunded compensation plan for a select group of management or highly compensated employees. The Plan shall be administered, interpreted and construed to carry out such intention, and any provision of the Plan that cannot be so administered, interpreted and construed shall, to that extent, be disregarded.

No provision of the Plan, nor any aspect of its operation or administration, nor any document delivered or executed pursuant to or describing the Plan, shall limit or restrict in any way the right of the Company to terminate the employment of any employee at any time with or without cause, or shall be construed to impose upon the Company any liability not expressly and specifically assumed by the Company under the Plan, whether for any forfeiture of Performance Share Units or rights under Performance Share Units, or any loss of eligibility for the future grant of Performance Share Units, or otherwise, that may result if the employment of any employee should be so terminated.

No rights under the Plan, contingent or otherwise, shall be assignable, alienable or subject to any encumbrance, pledge or charge of any nature, or be subject to any lien or to attachment, levy or execution, and no such rights shall be transferable other than by designation of a beneficiary or by will or the laws of descent and distribution.

The Company may withhold any taxes that the Company determines are required to be withheld from distributions or amounts payable under the Plan under the applicable laws or other regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign.

AMENDMENT AND TERMINATION

This Plan may at any time or from time to time be amended or terminated. No amendment, modification, or termination shall adversely affect the participant’s rights under this Plan. Notwithstanding the foregoing, any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred amounts theretofore earned by any participant. Any amendment or discontinuance must comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

To the extent applicable, this Plan shall be administered in compliance with Internal Revenue Code Section 409A.

EXHIBIT A

INFINITY PROPERTY AND CASUALTY CORPORATION

PERFORMANCE SHARE AGREEMENT

Infinity Property and Casualty Corporation (the “Company”), hereby awards to [INSERT NAME], (the “Employee”)             Performance Share Units (“Performance Shares”) in accordance with and subject to the terms of the Infinity Property and Casualty Corporation 2008 Performance Share Plan (the “Plan”), a copy of which is attached hereto and made a part hereof, and of this Performance Share Agreement. All terms and conditions regarding the vesting and conversion of Performance Shares into shares of common stock of the Company are set forth in the Plan and in the Performance Compensation Matrix, attached hereto as Exhibit 1.

Except in the event of Employee’s death, the Performance Shares are non-transferable. Furthermore, the Employee shall not have any of the rights or privileges of a stockholder of the Company in respect of the Performance Shares unless and until such Performance Shares are converted into shares of common stock of the Company, pursuant to the terms and conditions of the Plan and Exhibit 1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the          day of                      , 20    .

INFINITY PROPERTY AND CASUALTY CORPORATION

By:

Name:

Title:

I hereby accept the award of Performance Shares set forth above in accordance with and subject to the terms and conditions of this Performance Share Agreement and of the Plan and agree to be bound thereby.

Employee

INFINITY PROPERTY AND CASUALTY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

The undersigned Shareholder(s) of INFINITY PROPERTY AND CASUALTY CORPORATION (the “Company”) hereby constitutes and appoints James R. Gober and Samuel J. Simon, and each of them, agents and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 20, 2008, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposals 2 and 3. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The undersigned revokes any prior proxy at such meeting and ratifies all said agents and proxies, or any of them, may lawfully do by virtue hereof. Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

May 20, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of nine directors.
NOMINEES:
☐	FOR ALL NOMINEES	☐ Jorge G. Castro ☐ James R. Gober ☐ Harold E. Layman		Proposal 2.	Ratify appointment of Ernst & Young LLP as Infinity’s independent registered public accounting firm.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Drayton Nabers, Jr. ☐ Samuel J. Simon ☐ Roger Smith		Proposal 3.	Approve the 2008 Performance Share Plan	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	☐ William Stancil Starnes ☐ Gregory C. Thomas ☐ Samuel J. Weinhoff		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
Please mark your vote in blue or black ink as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.